Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

YANKEE HOLDING CORP.

* * * * *

Adopted in accordance with the provisions

of §242 of the General Corporation Law

of the State of Delaware

* * * * *

Robin Selati, being the President and Secretary of Yankee Holding Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That the Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting Article Four, in its entirety and substituting in lieu thereof a new Article Four, to read as follows:

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is 500,000 shares of Common Stock, with a par value of $.01 per share.

SECOND: That the Board of Directors of the Corporation approved the foregoing amendment by unanimous written consent pursuant to the provisions of Section 141(f) and 242 of the General Corporation Law of the State of Delaware and directed that such amendments be submitted to the sole stockholder of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.

THIRD: That the sole stockholder entitled to vote thereon approved the foregoing amendment by written consent in accordance with Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand as of this 22nd day of August, 2007.

YANKEE HOLDING CORP.
a Delaware corporation

By:	/s/ Robin Selati
Name:	Robin Selati
Its:	President and Secretary